Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-194502) on Form S-8 of our report dated June 18, 2024, relating to the consolidated financial statements and supplemental schedule of the WaterStone Bank SSB 401(k) Plan which appears in this Form 11-K of for the year ended December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the related supplemental schedule as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of WaterStone Bank SSB 401(k) Plan.

/s/ WIPFLI LLP

Milwaukee, Wisconsin

June 18, 2024